CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PERVASIP CORP.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Pervasip Corp. The name under which the corporation was formed, is Sirco Products Co. Inc.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on July 22, 1964.

THIRD: The amendments to the certificate of incorporation effected by this certificate of amendment is as follows:

The Company currently has authorized 1,500,000,000 shares of common stock, par value $.001 (the “Common Stock”) of which 1,007,499,997 shares of Common Stock are issued and outstanding.

The Company wishes to change the par value of the 1,007,499,997 shares of Common Stock currently issued and outstanding, from a par value of $0.001 per share to a par value of $0.00001 per share. The 1,007,499,997 shares of Common Stock are changing at a rate of 1 for 1 such that there will be 1,007,499,997 shares of Common Stock outstanding with a par value of $0.00001 per share.

The Company wishes to change the par value of the 492,500,003 shares of Common Stock that remain authorized but have not yet been issued, from $.001 per share to $.00001 per share. The 492,500,003 shares that remain authorized but have not yet been issued, are changing at a rate of 1 for 1 such that there will be 492,500,003 shares of Common Stock that remain authorized but not issued with a par value of $.00001 per share.

The Company currently has authorized 1,000,000 shares of preferred stock, par value $.001 (the “Preferred Stock”) of which 51 shares of Preferred Stock are issued and outstanding.

The Company wishes to change the par value of the 51 shares of Preferred Stock that are currently issued and outstanding, from a par value of $.001 per share to a par value of $.00001 per share. The 51 shares of Preferred Stock outstanding are changing at a rate of 1 for 1 such that there will be 51 shares of Preferred Stock outstanding with a par value of $.00001 per share.

The Company wishes to change the par value of the 999,949 shares of Preferred Stock that remain authorized but have not yet been issued, from $.001 per share to $.00001 per share. The 999,949 shares of Preferred Stock that remain authorized but have not yet been issued are changing at a rate of 1 for 1 such that there will be 999,949 shares of Preferred Stock that remain authorized but not issued with a par value of $.00001 per share.

The Company is adding an additional seven billion four hundred seventy-eight million nine hundred ninety-nine thousand nine hundred ninety (7,478,999,990) shares of Common Stock that shall have a par value of $.00001.

The Company is adding an additional twenty million and ten (20,000,010) shares of Preferred Stock that shall have a par value of $.00001 per share.

The Company is adding provisions to state the number, designation, relative rights, preferences and limitations of shares of Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock as fixed by the Board of Directors of the corporation pursuant to the authorization contained in the certificate of incorporation of the corporation.

FOURTH: To accomplish the foregoing amendment, Article FOURTH of the certificate of incorporation is hereby amended and restated as follows:

FOURTH: A. Authorized Shares. The total number of shares of all classes of stock which the corporation shall have the authority to issue is Nine Billion (9,000,000,000), of which Eight Billion Nine Hundred Seventy-Eight Million Nine Hundred Ninety-Nine Thousand, Nine Hundred and Ninety (8,978,999,990) shall be common stock, par value $.00001 per share, and Twenty One Million and Ten (21,000,010) shall be preferred stock, par value $.00001 per share.

B. Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share of common stock held by such holder. There shall be no cumulative voting rights in the election of directors. Subject to any preferential rights of preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefore, dividends payable either in cash, in property, or in shares of common stock.

C. Preferred Stock.

1.1 Designation of Series E Preferred Stock. The class of stock of this corporation heretofore named “Preferred Stock” shall be named and designated “Series E Preferred Stock”. It shall have 10 shares authorized at $0.00001 par value per share. The relative rights, preferences and limitations of the Series E Preferred shall be as follows:

1.2 Conversion rights: If at least one share of Series E Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series E Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of conversion, plus ii) the total number of shares of Series A, Series B, Series C, Series D, Series F, Series G Preferred Stocks and which are issued and outstanding at the time of conversion.

Each individual share of Series E Preferred Stock shall be convertible into the number of shares of Common Stock equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of conversion + all shares of Series A, Series B, Series C, Series D, Series F, Series G Preferred Stocks issued and outstanding at time of conversion}]

divided by:

[the number of shares of Series E Preferred Stock issued and outstanding at the time of conversion]

1.3. Issuance: Shares of Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, or as directed by a majority vote of the Board of Directors. The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt:

n

∑xi = number of shares of Series E Preferred Stock to be issued

i = 1

where x1 + x2 + x3 …+…xn represent the discrete notes and other obligations owed the lender (holder), which are being retired.

1.4. Voting Rights:

a. If at least one share of Series E Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series E Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series A, Series B, Series C, Series D, Series F, Series G Preferred Stocks which are issued and outstanding at the time of voting.

b. Each individual share of Series E Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + all shares of Series A, Series B, Series C, Series D, Series F, Series G Preferred Stock issued and outstanding at time of voting}]

divided by:

[the number of shares of Series E Preferred Stock issued and outstanding at the time of voting]

2.1. DESIGNATION OF SERIES F PREFERRED STOCK. 10,000,000 shares of Series F Preferred Stock, par value $0.00001 per share (the "Preferred Stock"), are authorized (the “Series F Preferred Stock” or “Series F Preferred Shares”).

2.2. DIVIDENDS. The holders of Series F Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

2.3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series F Preferred Stock, the holders of the Series F Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series F Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series F Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series F Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

2.4.CONVERSION AND ANTI-DILUTION.

(a) Each share of Series F Preferred Stock shall be convertible at par value $0.00001 per share (the “Series F Preferred”), at any time, and/or from time to time, into the number of shares of the Corporation's common stock, par value $0.00001 per share (the "Common Stock") equal to the price of the Series F Preferred Stock as stated in paragraph 2.6 below, divided by the par value of the Series F Preferred, subject to adjustment as may be determined by the Board of Directors from time to time (the "Conversion Rate"). For example, assuming a $2.50 price per share of Series F Preferred Stock, and a par value of $0.00001 per share for Series F Preferred each share of Series F Preferred Stock would be convertible into 100,000 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series F Preferred Stock of the holder's intention to convert the shares of Series F Stock, together with the holder's stock certificate or certificates evidencing the Series F Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series F Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series F Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series F Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series F Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series F Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series F submitting such conversion notice.

(d) Shares of Series F Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 2.4(a) prior to the reverse split. The conversion rate of shares of Series F Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

2.5 VOTING RIGHTS. Each share of Series F Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Company.

2.6 PRICE.

(a) The initial price of each share of Series F Preferred Stock shall be $2.50.

(b) The price of each share of Series F Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

2.7 LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series B Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

3.1. DESIGNATION OR SERIES G PREFERRED SHARES. 10,000,000 shares of Series G Preferred Stock, par value $0.00001 per share (the "Preferred Stock"), are authorized pursuant to Article II of the Corporation's Amended Certificate of Incorporation (the “Series G Preferred Stock” or “Series G Preferred Shares”).

3.1.1 ISSUANCE. Shares of Series G Preferred Stock may be issued to holders of debt of the company, as determined by a majority vote of the Board of Directors, or others, as determined by a majority vote of the Board of Directors.

3.2. DIVIDENDS. The holders of Series G Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3.3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series G Preferred Stock, the holders of the Series G Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series G Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series G Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series G Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

3.4. CONVERSION AND ANTI-DILUTION.

(a) Each share of Series G Preferred Stock shall be convertible, at any time, and/or from time to time, into 500 shares of the Corporation's common stock, par value $0.00001 per share (the "Common Stock"). Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series G Preferred Stock of the holder's intention to convert the shares of Series G Stock, together with the holder's stock certificate or certificates evidencing the Series G Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series G Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series G Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series G Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series G Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series G Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series G submitting such conversion notice.

(d) Shares of Series G Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 3.4(a) prior to the reverse split. The conversion rate for shares of Series G Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

3.5 VOTING RIGHTS. Each share of Series G Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company.

3.6 PRICE.

(a) The initial price of each share of Series G Preferred Stock shall be $2.00.

(b) The price of each share of Series G Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

3.7 LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series G Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

FIFTH: The manner in which the foregoing amendment of the certificate of incorporation was authorized is as follows:

The Board of Directors duly authorized the foregoing amendment by unanimous written consent in lieu of a special meeting of the Board of Directors on April 10, 2014. The holders of a majority of the total voting power of all issued and outstanding voting capital of the Corporation subsequently authorized the amendment by written consent on April 10, 2014.

IN WITNESS WHEREOF, we have subscribed this document on April 11, 2014 and do hereby affirm under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

/s/Paul H. Riss

Chief Executive Officer